Exhibit 10.26

FRAMEWORK AGREEMENT FOR LOANS

between

HOCOMA AG, lndustriestrasse 4, 8604 Volketswil

(hereinafter referred to as the “Borrower”) and

CREDIT SUISSE (Switzerland) Ltd.

Mailing address:	Postfach 22, 8610 Uster 1
Contact address:	Bankstrasse 5, 8610 Uster

(the lender, hereinafter referred to as the “Bank”)

Amount of Credit Facility	CHF 7’600’000.00

Utilization	This credit facility may be utilized as follows:

●	as a limit for cash credits

-	as a current account overdraft on all existing and future accounts in CHF and/or in any other freely convertible foreign currencies up to a total amount of CHF 7’600’000.00

-	in the form of fixed advances in CHF and/or in any other freely convertible foreign currencies up to a total amount of CHF 7’600’000.00

-	with maximum terms of up to 12 month(s) up to a total amount of CHF 7’600’000.00

Any extension of a fixed advance must be requested by no later than two banking days before the fixed advance expires.

Fixed advances may be granted without complying with any requirements as to form; they will be confirmed by the Bank in writing, but without a signature.

●	as a limit for contingent liabilities

-	as a guarantee limit up to the total amount of CHF 7’600’000.00

-	with maximum terms of up to 12 month(s) up to a total amount of CHF 7’600’000.00
-	without fixed term up to a total amount of CHF 1’000’000.00

-	as a documentary credit limit up to the total amount of CHF 7’600’000.00

-	with maximum terms of up to 12 month(s) up to a total amount of CHF 7’600’000.00

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●	as margin cover for over-the-counter (OTC) derivative transactions concluded by the Bank (“OTC Transactions”; please see provision about “OTC Transactions” below) up to the total amount of CHF 7’600’000.00

-	with maximum terms of up to 12 month(s) up to a total amount of CHF 7’600’000.00

The Bank reserves the right to refuse individual transactions relating to the credit products above.

OTC Transactions	Prior to concluding an “OTC Transaction” the Bank may request that a legally binding master agreement for over-the-counter (OTC) derivatives acceptable to the Bank is agreed between the Borrower and the Bank.

There is, however, no obligation on the part of the Bank to enter into any “OTC Transactions” (cf. OTC Master Agreement).

The OTC Master Agreement also applies to any other “OTC Transactions”, which are concluded independently of and outside the scope of this framework agreement between the Bank and the Borrower.

Interest Rate	●	Current account overdrafts

The interest rate is determined by the Bank. The interest rate is based, among other things, on the prevailing conditions on the money and capital markets.

The Bank may at any time and with immediate effect adjust the interest rate to reflect changes in conditions on the money and capital markets and/or changes in the Bank’s risk assessment without sending a separate notification.

The current interest rates are printed on the account statements.

	●	Fixed advances

Interest rates may be agreed upon, including orally, without any specific requirements as to form.

The interest rate is based, among other things, on prevailing conditions on the money and capital markets (taking account of the term and currency).

	●	General

If the currently valid capital requirements are increased through measures by authorities or provisions of law, the Bank reserves the right to pass on the resulting additional borrowing costs on to the Borrower by increasing the interest rate.

Interest Due Date	Interest falls due in each case upon the account closing (cf. “Account Closings” below).

The interest may be debited to an account of the Borrower.

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Commissions	Upon utilization of the loan in the form of a current account overdraft, a credit commission is payable by the Borrower as of the end of each quarter, in the amount of 0.25% per quarter on the highest loan amount.

Upon signing of this Agreement, the Borrower owes the Bank a one-time commission of CHF 20’000.00.

The Borrower must pay the commissions determined by the Bank on contingent liabilities of the Bank (e.g. guarantees, documentary credits and bills of exchange).

Fees	The Bank may charge fees for reviewing, changing, monitoring and managing the credit facility and the individual loans as well as for extraordinary expenses. The Bank reserves the right to introduce and amend fees at any time.

The Bank will inform the Borrower of its fees and any amendments thereof in an appropriate manner. The applicable fees may be viewed at the Bank.

Account Closings	Current accounts are closed four times per year as of the end of each quarter.

Statements are provided on maturity for fixed advances.

Risks	The Bank expressly informs the Borrower that taking up loans by using securities and/or cash account balances as collateral and/or the utilization of the loan proceeds (leveraging) for investments in financial instruments of any kind (securities, derivatives, OTC/ TOFF, FX etc.) also involves an interest rate, price and currency risk.

The Borrower is made aware of the following risks in particular: In case of adverse market developments, the assets pledged as collateral may be insufficient to cover the outstanding credit in full, so that at a time that is unfavorable for the Borrower the collateral may have to be realized and the open positions may have to be closed out respectively liquidated. To the extent the realization of the available collateral is insufficient to cover the Bank’s claim from the loan, the Borrower remains based on the credit relationship personally liable vis-a-vis the Bank for the full discharge of the remaining debt.

Borrower’s Affirmative Obligations	As long as any amount is outstanding under this Agreement, the following undertakings remain in force:

Obligation to Provide Information
The Borrower is obliged to inform the Bank without delay of current business developments and significant changes in its management and in its direct and/or indirect participation/control relationships as well as other significant changes that could influence the Borrower’s financial situation.

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In particular, the Borrower is obliged to submit the following documents to the Bank:

●	Semi-Annually:

-	Unaudited half-year financial statement of the consolidated Group within 45 calendar days after the end of the Semester

●	Annually:

-	Balance sheet, income statement and notes including audit report and annual report of the Borrower within four months after the date of the statement
-	Consolidated financial statements and notes including audit report of the Group within four months after the date of the statement
-	Updated budget of the group within one month after the end of the financial year

As long as any amount is outstanding under this Agreement, the Borrower shall have the following minimum EBITDA on a consolidated basis as per each relevant testing date:
CHF 7’000’000.00 as at 31.03.2021
CHF 10’000’000.00 from 31.03.2022

Definition of “EBITDA”:
Net profit/loss for the year (recurring and non-recurring) plus taxes, net financial expenses, depreciation and amortization.
For the calculation of EBITDA, the previous time period of 12 months shall be decisive (i.e. trailing twelve-month basis).

Borrower’s Negative Obligations	As long as any amount is outstanding under this Agreement, the following undertakings remain in force:

The Borrower shall not, and shall ensure that no Group Company will, incur additional financial indebtedness (e.g. enter into any further credit or leasing arrangement or into any contingent liability) towards any third party without agreement of the Bank.

The Borrower shall not and shall ensure that no Group Company will, grant any loan or other credit to third parties (including shareholders and affiliated persons of the Borrower).

The Borrower shall not distribute any dividends as long as the equity in the consolidated financial statement is lower than CHF 20’000’000.00.

Late Payment	The Borrower will be in default with immediate effect, without any reminder by the Bank, if he/she/it fails to fulfill a payment obligation under this framework agreement and/or any agreements based on the framework agreement when it falls due.

Ordinary termination	●	Framework agreement
This framework agreement may be terminated by either party at any time with immediate effect.

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Upon termination of the framework agreement, all limits and other utilization options under this framework agreement lapse; in particular, any current account overdraft that has been granted will fall due for repayment immediately or on a repayment date determined by the Bank. Where legally permissible, the Bank may, at its discretion, give early notice on or terminate any of its contingent liabilities.

Irrespective of termination of the framework agreement, fixed advances shall continue to run until maturity; the following provisions on early termination and an automatic acceleration of the due date remain reserved. Following termination of the framework agreement, fixed advances may not be extended nor may any new fixed advances be claimed.

●	Credit limits
A credit limit, in particular a current account overdraft, may be terminated or reduced by either party at any time with immediate effect.

●	General
The termination or maturity of a loan granted under this framework agreement does not automatically result in the termination of this framework agreement.

Maturity of a Fixed Advance	Subject to an extension or early termination, every fixed advance automatically falls due for repayment upon maturity, without any need for a notice of termination.

The Bank is entitled to debit a fixed advance that is due for repayment to an account of the Borrower.

Early Termination	The Bank is entitled at any time and with immediate effect to declare all fixed advances (fixed term) and loans with an agreed notice period granted under this framework agreement, plus all accrued interest, commission and fees, to be immediately due and payable upon the occurrence of one of the following events:

●	General

-	the Borrower is more than 30 calendar days in arrears on an interest payment or repayment of the principal;
-

the Borrower has breached another obligation under this framework agreement and/or any agreements based hereon and has failed or was unable to restore the proper contractual situation within 30 calendar days following receipt of written notice from the Bank;

-

bankruptcy proceedings have been instituted against the Borrower or a third party provider of collateral, one of them has been granted a debt restructuring moratorium or deferral of bankruptcy, or one of them has concluded a debt restructuring agreement in or out of court;

-	in the Bank’s view, the Borrower’s asset and/or revenue situation has deteriorated significantly.

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●	For companies

-	in the Bank’s view, has been a material change in the Borrower’s direct or indirect participation/control relationships;
-

the Borrower has entered into a merger or demerger agreement either as the acquired company or the acquiring company or transferred significant assets to a third party (including within the Borrower’s group of companies);

-	the auditor’s report contains a material qualification.

Settlement of Costs in the Event of Early Termination of Fixed Advances	If any fixed advances granted under this framework agreement are terminated early, the Bank will credit or debit the Borrower with the monetary advantage or monetary disadvantage accrued thereon.

The relevant amount is calculated based on the difference between the interest on the outstanding credit amount for the remaining term in accordance with contractually agreed interest rates and the interest that would accrue by applying the interest rates expected by the Bank in its discretion for a reinvestment of the outstanding credit amounts on the money and capital market for the duration of the remaining term. The interest rates for a reinvestment can also be negative.

The relevant amount calculated in this way is discounted at the time of termination according to customary methods used in the market, which can lead to its increase or decrease depending on the market environment.

In addition, the Bank is owed a flat rate of 0.1 % of the loan amount, but not less than CHF 1’000.00 as compensation for costs and expenses.

A possible surplus in favor of the Borrower is set off against this flat-rate compensation.

Release from Contingent Liabilities/ Cash Cover	If this framework agreement and/or a credit line with regard to contingent liabilities of the Bank (e.g. guarantee limit) is terminated, the Bank is entitled to request the Borrower to release it from its current contingent liabilities (e.g. by discharge) within 10 calendar days of the termination.

If the Bank cannot or can only be partially released from the liability within the above deadline or if a release of the Bank in full is shown to be impossible from the outset, the Borrower is obliged to pay the total countervalue of the outstanding contingent liabilities in the relevant currency and amount to the accounts designated by the Bank (including accounts opened for this purpose) at the Bank’s first demand, to the preclusion of any protests or objections. Upon payment into these accounts, the corresponding account credit shall be deemed to have been pledged to the Bank by the Borrower as collateral against any recourse based on the existing contingent liabilities.

Transferability and Credit Risk Hedging	The Bank is authorized to transfer or assign the credit relationship with or without collateral and accessory rights or a portion thereof partially or in its entirety to a third party in Switzerland or abroad. A further transfer or re- transfer is permitted. The Bank is also authorized to directly or indirectly insure or hedge the credit risks that arise from the credit relationship or the collateral liable for the credit.

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For the purpose of the arrangement, closing statement, or execution of such legal transactions, the information and data associated with the credit relationship may be disclosed to involved third parties and other involved parties in Switzerland or abroad at any time. They shall be obligated to confidentiality.

The Borrower and all signatories hereby expressly agree to this procedure and completely release the Bank from banking secrecy and other confidentiality obligations toward involved third parties and other involved parties in this regard.

Important Note on Transferability and Credit Risk Hedging:

The significance of the provisions on transferability and credit risk hedging and the consequences on bank client secrecy and data protection are explained in the enclosed “Information Brochure on Corporate Loans” (hereinafter referred to as the Information Brochure). The Information Brochure can also be found online at
(credit-suisse.com/legalnotes).

The signatory or signatories of this contract confirm(s) that the Bank’s Information Brochure has been received, read, understood, and accepted.

Additional Agreements and Special Contractual Terms	The additional agreements that must be concluded or have already been concluded in accordance with the terms of this framework agreement and the agreed loan products (including the special contractual terms applicable to the individual loan products) form an integral part of this framework agreement.

Should any provisions of this framework agreement contradict those of the additional agreements and/or any special contractual terms, then these provisions/contractual terms shall take precedence over the provisions of this framework agreement.

General Conditions	The Bank’s “General Conditions including the Safe Custody Regulations” supplement this framework agreement.

Place of Performance	The place of performance is the location of the Swiss branch of the Bank with which the Borrowers have a contractual relationship. For Borrowers whose present or future domicile is outside Switzerland, the place of performance shall also be the place of debt enforcement (“special domicile” as defined in Art. 50 par. 2 of the Federal Law on Debt Collection and Bankruptcy).

Applicable law and place of jurisdiction	This framework agreement and the agreements based on this framework agreement are subject to and shall be construed in accordance with Swiss law.

The exclusive place of jurisdiction for all legal proceedings is Zurich or the place of business of the Swiss branch of the Bank with which the contractual relationship exists or the respondent’s registered office or place of domicile. Mandatory places of jurisdiction prescribed by law remain reserved.

Issuance/Signing of Agreement	This framework agreement is being issued and signed in duplicate. The Borrower and the Bank shall each receive one specimen hereof.

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CREDIT SUISSE (Switzerland) Ltd.		HOCOMAAG

[signature]	[signature]	[signature]
Daniel Siegrist	Thomas Guldener	Borrower’s signature

Uster, 21 July 2020	[hw:] Volketswil [stamp:] 23 July 2020
Place and date	Place and date

[Company Stamp]

“Information Brochure on Corporate Loans”

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